Ad hoc announcement in accordance with Section 15 German Securities Trading Act

Advanced Inflight Alliance AG announces preliminary figures for financial 2012:

- Consolidated revenues up 7 percent to over EUR 130 million

- EBITDA climbs 39 percent to EUR 14.6 million

- Earnings before taxes increase 43 percent to EUR 8.5 million

- Earnings per share down from EUR 0.28 to EUR 0.24 due to higher number of shares

Munich, March 8, 2013 – Advanced Inflight Alliance AG (ISIN DE0001262186; WKN 126218; domiciled at: Schellingstr. 35, 80799 Munich) today releases its preliminary consolidated results for 2012:

The Advanced Inflight Alliance Group increased the consolidated revenues in 2012 by around 7 percent, from EUR 121.6 million to EUR 130.3 million. This development was mainly driven by contributions to revenues from the two acquisitions executed in 2011, advantageous foreign exchange trends and, last but not least, the expansion of business with new and existing customers.

The Advanced Inflight Alliance Group increased its earnings before interest, taxes, depreciation, and amortization (EBITDA) by 39 percent from EUR 10.5 million in 2011 to EUR 14.6 million in 2012. The EBITDA of the Advanced Inflight Alliance Group both in 2012 and 2011 was influenced by extraordinary expenses. In 2012 these extraordinary expenses included expenses associated with acquisitions in the amount of EUR 0.2 million as well as restructuring expenses in the amount of EUR 0.2 million. The EBITDA in 2011 had included extraordinary expenses of EUR 0.3 million related to acquisitions as well as restructuring charges in the amount of EUR 4.2 million. Adjusted for these one-time effects, the EBITDA in 2012 totaled EUR 15 million and therefore was at the same level as last year. However, unplanned impairments of film distribution rights in Group companies in the amount of EUR 1.3 million were executed as of December 31, 2012. Due to a changed market environment for these film distribution rights the sales expectations have deteriorated substantially in 2012. Therefore the respective film distribution rights were impaired as of the balance sheet date. Without these unplanned impairments the adjusted EBITDA for 2012 would have been EUR 16.3 million, which would represent an increase of 9 percent compared to the adjusted figure for the previous year. The Group’s operating business generated a net negative foreign currency effect of EUR 0.2 million in 2012 that is reported in other operating expenses. This contrasts with 2011, when it generated a net positive foreign currency effect of EUR 0.6 million that was recognized in other operating income. At EUR 16.5 million, EBITDA adjusted for one-time effects, unplanned impairments of film rights and for reported foreign currency effects increased by around 15 percent on the previous year’s EBITDA of EUR 14.4 million, which had also been adjusted.

Earnings before interest and taxes (EBIT) rose from EUR 6.5 million in 2011 to EUR 9.9 million in 2012. This represents an increase of 52 percent. EBIT adjusted for one-time effects, unplanned impairments of film rights and reported foreign currency effects rose to EUR 11.8 million in 2012 from EUR 10.4 million in the prior-year period. This represents an increase of 13 percent.

For further information: Advanced Inflight Alliance AG

Schellingstr. 35 | 80799 Munich | Tel.: + 49 89 613805-0 | Fax: +49 89 613805-55 | info@aialliance.com | www.advanced-inflight-alliance.com

The Advanced Inflight Alliance Group generated earnings before taxes (EBT) of EUR 8.5 million in 2012. Compared to last year’s figure of EUR 5.9 million this represents an increase of 44 percent. EBT adjusted for one-time effects, unplanned impairments of film rights and reported foreign currency effects rose to EUR 10.3 million in 2012 and therefore was slightly higher than previous year’s figure of EUR 9.8 million.

At EUR 4.9 million in 2012, net profit was up by about 11 percent from the prior-year figure of EUR 4.4 million. In 2012 income tax expenses did increase substantially due to the write-off of deferred tax assets at AIA AG. As of December 31, 2011, AIA had reported deferred tax assets of EUR 1.5 million in its IFRS consolidated financial statements in connection with existing loss carry forwards. As part of the voluntary public takeover offer, PAR Investment Partners L.P. increased its stake in AIA AG to over 50 percent. This acquisition constitutes an adverse acquisition of equity under Section 8c German Corporate Income Tax Act (Körperschaftssteuergesetz - KStG); as a result, the tax loss carry forward existent at the time of the said acquisition was reduced in the full amount. As a consequence, the company fully wrote off its IFRS deferred tax assets of EUR 1.5 million in 2012, which led to a corresponding deferred tax expense. Net profit adjusted for this extraordinary tax item rose to EUR 6.4 million in 2012 from EUR 4.4 million in the prior-year period.

Earnings per share (EPS) in accordance with IFRS stood at EUR 0.24 in 2012, down from EUR 0.28 in the prior-year period. The number of shares underlying the determination of basic earnings per share rose from 15,705,759 shares by 4,596,597 shares to 20,302,356 shares due to the executed capital increases.

The final figures for 2012 may differ from the preliminary figures reported today. The complete financial report for 2012 will be available for downloading at www.advanced-inflight-alliance.com from March 15, 2013.

Advanced Inflight Alliance AG

The Management Board

For further information: Advanced Inflight Alliance AG

Schellingstr. 35 | 80799 Munich | Tel.: + 49 89 613805-0 | Fax: +49 89 613805-55 | info@aialliance.com | www.advanced-inflight-alliance.com